EXHIBIT 99.2


                                             Filed by Golden State Bancorp, Inc.
                           Pursuant to Rule 425 under the Securities Act of 1933

                                    Subject Company:  Golden State Bancorp, Inc.
                                                   Commission File No. 000-29654


THE FOLLOWING IS A PRESS RELEASE ISSUED BY CITIGROUP INC. AND GOLDEN STATE BANCORP INC. ON AUGUST 15, 2002:

For Immediate Release
Citigroup Inc. (NYSE Symbol: C)
Golden State Bancorp Inc. (NYSE Symbol: GSB)
August 15, 2002


          CITIGROUP AND GOLDEN STATE BANCORP ANNOUNCE ELECTION DEADLINE
                        IN CONNECTION WITH PENDING MERGER

          New York, New York and San Francisco, California - In connection with the pending merger between Citigroup (NYSE: C) and Golden State Bancorp (NYSE:
GSB), as previously announced, Golden State stockholders wishing to make an election to receive the merger consideration in cash or shares of Citigroup common stock, subject to proration, must deliver to Citibank, N.A., the Exchange Agent, properly completed Forms of Election, together with their stock certificates or properly completed notices of guaranteed delivery, by 5:00 P.M., Eastern Time, on Wednesday, August 21, 2002, the election deadline.

          Golden State stockholders who do not properly deliver such documentation to Citibank (at the address specified in the Form of Election) prior to the election deadline may not select the form of merger consideration they would like to receive.

          Such non-electing stockholders will be entitled to receive approximately equivalent value per share in cash or Citigroup common stock to the amounts paid per share to holders making an election, but may be paid all in cash, all in Citigroup common stock, or part in cash and part in Citigroup common stock, depending on the remaining pool of cash and Citigroup common stock available for paying the merger consideration after honoring the cash and stock elections made by other stockholders. The final election results regarding the merger consideration will be announced as soon as possible after the election deadline.

          Golden State stockholders may obtain additional copies of the Form of Election by contacting the Exchange Agent at 1-888-250-3985.

          Following the election deadline, until the closing of the merger, Golden State stockholders who have made elections will be unable to revoke their elections and will not have available their Golden State common stock certificates. However, a Golden State stockholder who has elected to receive shares of Citigroup common stock in exchange for his/her Golden State shares in the merger may trade this entitlement to the shares of Citigroup common stock in the Citigroup "when-issued" trading market on the New York Stock Exchange (NYSE) beginning on August 22, 2002.

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          This "when-issued" market is for shares of Citigroup common stock that
Citigroup anticipates to issue to Golden State stockholders in exchange for their Golden State shares in the merger.

          The stock symbol for the Citigroup "when issued" trading shares will be "CWD." All trades in the Citigroup "when-issued" market will settle on a date to be determined by the NYSE after the closing date of the merger. If the merger does not occur, all trades in the Citigroup "when issued" market will be null and void.

          Citigroup and Golden State are working to complete the merger as promptly as possible, and hope to complete the merger by the end of the third quarter of 2002.

                                      * * *

Citigroup (NYSE: C - News), the preeminent global financial services company with some 200 million customer accounts in more than 100 countries, provides consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, insurance, securities brokerage, and asset management. Major brand names under Citigroup's trademark red umbrella include Citibank, CitiFinancial, Primerica, Salomon Smith Barney, Banamex, and Travelers. Additional information may be found at: www.citigroup.com.

Based in San Francisco, Golden State Bancorp (NYSE:GSB - News) is the publicly traded parent of California Federal Bank. Cal Fed is one of the largest California-based insured depository institutions, with $54 billion in assets, 8,800 employees and 352 branches in California and Nevada. The bank's primary operating subsidiaries are First Nationwide Mortgage Corporation, Cal Fed Investments and Auto One Acceptance Corporation. Cal Fed is a full-service, community-oriented bank serving consumers and business customers. More information on the companies is available online at www.goldenstate.com and www.calfed.com.

In connection with the proposed transaction, Citigroup and Golden State have filed a proxy statement/prospectus with the U.S. Securities and Exchange Commission (the "Commission"). Investors and security holders are advised to read the proxy statement/prospectus, because it contains important information. Investors and security holders may obtain a free copy of the proxy statement/prospectus and other documents filed by Citigroup and Golden State with the Commission at the Commission's web site at http://www.sec.gov. Free copies of Citigroup's filings may be obtained by directing a request to Citigroup, attention Citigroup Document Services, 140 58th Street, Suite 5i, Brooklyn, NY 11220; (877) 936-2737 (toll free); (718) 765-6514 (outside the
U.S.). Free copies of Golden State's filings may be obtained by directing a request to Golden State, Shareholder Relations, 135 Main Street, San Francisco, California 94105; Telephone: (415) 904-0188.

Contacts:

CITIGROUP
Press:                        Leah Johnson      (212) 559-9446
                              Christina Pretto  (212) 793-8217


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Investors:                    Sheri Ptashek     (212) 559-4658
Fixed Income Investors:       John Randel (212) 559-5091

GOLDEN STATE BANCORP
Investors:                    Fred Cannon (415) 904-1451